          Exhibit 99.2

PAINCARE HOLDINGS ACQUIRES THE CENTENO CLINIC

Denver-Based Integrated Pain Management Practice Expected to Contribute $5.4 Million in Annual Revenue and $3 Million in Operating Income to PainCare in 2006

Orlando, FL – (PR NEWSWIRE) – October 17, 2005 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally-invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today announced that it has acquired the non-medical assets of Christopher J. Centeno, M.D., P.C. and Therapeutic Management, Inc., collectively doing business as The Centeno Clinic, a research-based, integrated pain management practice located in Denver, Colorado. In connection with the purchase of The Centeno Clinic’s non-medical assets, PainCare will provide, through a wholly owned subsidiary, ongoing management and administrative services pursuant to a long-term management agreement entered into with the successor company to The Centeno Clinic.

The Centeno Clinic is led by Christopher J. Centeno, M.D., an international expert and specialist in neuromusculoskeletal injuries.  Board Certified in Physical Medicine and Rehabilitation, Dr. Centeno trained at the Baylor College of Medicine, Texas Medical Center and the Institute for Rehabilitation Research.  He is the author of the medical text, “The Spine Dictionary,” and practices in Denver, North Denver and Boulder, Colorado.  Dr. Centeno also serves as Editor in Chief of the peer-reviewed medical journal, “Whiplash and Related Disorders”, a publication produced by Haworth Medical Press that is dedicated to advancing research into cervical acceleration-deceleration syndrome.  Dr. Centeno was also recently named by the University of Queensland and the Australian Government as the U.S. investigator of an International study which seeks to better define prognosis for whiplash.

Also practicing at The Centeno Clinic is John R. Schultz, M.D., an interventional pain physician who is board certified in Anesthesiology and Pain Medicine.  Dr. Schultz is fellowship trained in Interventional Pain management and is an instructor for the International Society of Spinal Injections (ISIS).

Utilizing a traditional medical approach blended with alternative and research-based treatments, The Centeno Clinic administers over 13,000 patient visits each year.  The practice’s integrative pain management approach involves diverse systems of treatment, following and creating the latest developments in peer-reviewed medical literature and utilizing the best clinical practices to help patients reduce their pain and increase function.  In addition, The Centeno Clinic has an active research program that consists of clinical trials, treatment efficacy studies and basic science.

The terms of the acquisition provide for PainCare to pay Dr. Centeno total consideration of up to $15 million, payable in equal cash and stock payments.  In keeping with PainCare’s physician practice acquisition model, 50% of the total consideration, or $7.5 million, was paid at closing, consisting of 50% in cash and 50% in restricted shares of PainCare’s common stock, and the remaining balance of $7.5 million will be paid over three years pursuant to certain contractual financial benchmarks being achieved by The Centeno Clinic.  Based on the pro forma historical financial performance of the Clinic, PainCare expects the practice to contribute more than $5.4 million in revenues and approximately $3 million in operating income to PainCare for the year ended December 31, 2006.

Commenting on the transaction, Dr. Centeno stated, “I am thrilled to become a member of PainCare’s network of recognized authorities in pain management and believe that open collaboration among my new partners will prove invaluable to identifying potentially profound breakthroughs in the science and treatment of chronic pain.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America's leading providers of cost-effective, high-tech pain relief. The Company has established and is growing a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare's group of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates nine ambulatory surgery centers.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@higheradvertising.com

Investor Relations

Dodi Handy, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net